Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

GW ONE, INC.

The undersigned, hereby certifies that:

ONE: He is the sole director.

TWO: The name of the corporation is GW One, Inc. and the corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 4, 2006.

THREE: The corporation has not issued any shares of its capital stock, nor has the corporation received any payment for shares of its capital stock.

FOUR: The amendment of the Certificate of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 241 of the General Corporation Law of the State of Delaware, by at least a majority of the directors who have been elected and qualified.

FIVE: Pursuant to Section 241 of the General Corporation Law of the State of Delaware, the Corporation’s original Certificate of Incorporation is hereby amended by adding the following ARTICLE EIGHT as follows:

ARTICLE EIGHT

The Board of Directors shall have the power to adopt, amend or repeal bylaws.

THE UNDERSIGNED, hereby acknowledges that the foregoing Amendment to the Certificate of Incorporation is the act and deed of the Corporation and that the facts stated therein are true.

DATED this 31st day of May, 2006.

/s/ Jianwen Sun
Jianwen Sun, Sole Director

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